Exhibit 10.1

APPROVAL OF THE AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN (PROPOSAL 4)

We are seeking the approval by our Shareholders of the Masonite International Corporation Amended and Restated 2012 Equity Incentive Plan (the “Amended and Restated Plan”), which amends and restates in its entirety the Masonite International Corporation 2012 Equity Incentive Plan (the “2012 Plan”), in order to further enable the Human Resources and Compensation Committee to grant awards thereunder that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Amended and Restated Plan makes certain changes to the performance criteria on which performance goals may be based and the adjustments to such performance criteria for such awards, as described below.
The 2012 Plan was initially adopted by the Company’s Board of Directors (the “Board”) effective as of July 12, 2012 and amended on June 21, 2013 to increase the aggregate number of Common Shares available for issuance thereunder from 1,500,000 to 2,000,000. Upon the recommendation of the Human Resources and Compensation Committee, the Board unanimously approved the Amended and Restated Plan on February 23, 2015, subject to Shareholder approval. Shareholder approval of the Amended and Restated Plan, including the performance criteria therein, will constitute approval of the material terms of the performance goals under Section 162(m) of the Code.
Section 162(m) generally denies a tax deduction to any publicly held corporation for certain compensation paid to the chief executive officer and the three most highly paid executive officers, other than the chief executive officer and the chief financial officer, of the corporation (collectively, the “covered employees”) in a taxable year to the extent that compensation to a covered employee exceeds $1.0 million. However, certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires, among other things, that (i) the compensation must be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a compensation committee comprised of two or more “outside directors,” (iii) the material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the Shareholders, and (iv) the compensation committee of “outside directors” must certify that the performance goals have been met prior to payment.
Section 162(m) of the Code contains a special rule for stock options and stock appreciation rights, which provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date.
Notwithstanding these general requirements for qualified performance-based compensation, Section 162(m) of the Code contains a transition rule for compensation plans of corporations which were privately held and which became publicly held without an initial public offering, which generally provides that compensation paid under a plan that existed prior to the date on which the corporation became publicly held will not be subject to Section 162(m) of the Code until the earliest to occur of:

•	The first material modification of the plan;

•	The issuance of all of the shares of stock reserved for issuance under the plan;

•	The expiration of the plan; or

•
The first meeting of the corporation’s shareholders at which directors are to be elected that occurs after the close of the first calendar year following the calendar year in which the corporation becomes publicly held (the “Transition Date”).

Following the Transition Date, rights or awards granted under the plan, other than certain options and stock appreciation rights, will not qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code, unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by the Shareholders of the corporation. Thereafter, the Shareholders of the corporation must generally re-approve the material terms of the performance goals every five years in order to continue to qualify for the exemption for qualified performance-based compensation under Section 162(m) of the Code.
Since the Company became publicly held on September 9, 2013, the Company has relied on the exemption from Section 162(m) of the Code afforded by the transition rule described in the paragraph above for performance awards granted under the 2012 Plan. This transition rule, as it relates to the Company, expires at the 2015 Annual General Meeting of Shareholders. Therefore, we are submitting the Amended and Restated Plan, including the material terms of the performance goals, for Shareholder approval to further enable the Human Resources and Compensation Committee to grant awards thereunder that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.
The Board believes that it is in the best interests of the Company and its Shareholders for the Company to provide an incentive plan under which compensation awards made to covered employees can be deducted by the Company for federal income tax purposes. If Shareholders do not approve the Amended and Restated Plan, the Company may not be entitled to a tax deduction for some or all of the performance-based compensation paid to its covered employees under Section 162(m) of the Code.
We will continue to grant awards under the 2012 Plan using the shares available for issuance thereunder through the date of the Meeting. If the Amended and Restated Plan is not approved by our Shareholders, the Amended and Restated Plan will not become effective, the 2012 Plan will continue in effect, and we may continue to grant awards under the 2012 Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.
Summary of the Amended and Restated Plan
The following is a summary of the material terms of the Amended and Restated Plan and is not a complete description thereof. The description in this Proposal is qualified in its entirety by reference to the full text of the Amended and Restated Plan. A copy of the Amended and Restated Plan is attached to this Proxy Statement as Appendix ”A” and you are advised to review the actual terms of the Amended and Restated Plan.
Purpose. The purpose of the Amended and Restated Plan is to enhance the profitability and value of the Company for the benefit of its Shareholders by enabling the Company to offer eligible individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s Shareholders.

Eligibility.  Awards under the Amended and Restated Plan may be granted to employees, consultants or non-employee directors of the Company or any of its affiliates, as determined by the Human Resources and Compensation Committee. As of December 28, 2014, approximately 133 current employees, our eight non-employee directors, and no consultants were participating in the Amended and Restated Plan.
Types of Awards. The types of awards that will be available for grant under the Amended and Restated Plan are as follows:

•	incentive stock options;

•	nonqualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	performance awards;

•	other stock-based awards; and

•	other cash-based awards.

Share Reserve.  The Amended and Restated Plan provides for an aggregate number of common shares without par value in the capital of the Company (“Common Shares”) available for awards granted thereunder equal to the sum of (i) 2,000,000 shares and (ii) the number of Common Shares subject to awards outstanding under the Company’s 2009 Equity Incentive Plan (the “2009 Plan”) as of the effective date of the 2012 Plan (the “Share Reserve”). The maximum number of Common Shares with respect to which incentive stock options may be granted is equal to the Share Reserve. The market price per share of our Common Shares as of March 12, 2015 was $65.11, the closing price on such date.
If any award under the Amended and Restated Plan expires, terminates, is forfeited or is cancelled, the associated shares will be available again for grant. Any awards settled in cash will not be counted against the foregoing maximum share limitations.
With respect to stock appreciation rights settled in Common Shares, upon settlement, only the number of Common Shares delivered to a participant will count against the aggregate and individual share limitations set forth above.
To the extent required by Section 162(m) of the Code for awards under the Amended and Restated Plan to qualify as “qualified performance-based compensation,” the following individual participant limitations shall apply: subject to certain adjustments as described below, (i) the maximum number of Common Shares subject to any award of stock options, stock appreciation rights, shares of restricted stock or other stock-based awards subject to the attainment of performance goals which may be granted during any fiscal year will be 300,000 shares per type of award and (ii) the maximum number of Common Shares for all types of awards granted during any fiscal year is 750,000 shares. The maximum value of a cash payment made under a performance-based award with respect to any fiscal year to any participant is $10,000,000. These limits did not apply during the transition period described above, but will apply commencing with the adoption of the Amended and Restated Plan.
Adjustments Upon Certain Events. In the event of a corporate transaction, such as a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, spinoff, stock dividend, subdivision, combination or reclassification of shares or similar change in capital structure, the Human Resources and Compensation Committee will make proportionate adjustments to the number and/or kind of shares that thereafter may be issued under the Amended and Restated Plan, the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding award granted under the plan, and/or the purchase price thereof. In the event of certain other corporate transactions, such as an extraordinary dividend, the Human Resources and Compensation Committee may adjust outstanding awards or make any other adjustments to the Amended and Restated Plan.
Administration of the Plan.  The Amended and Restated Plan is administered by the Human Resources and Compensation Committee, as authorized by the Board. The Human Resources and Compensation Committee has the authority to, among other things:

•	determine the type and number of awards to be granted and the terms and conditions of any award;

•	determine whether awards may be settled in cash, Common Shares or other awards; and

•	establish any rules, guidelines and practices as it may deem necessary or advisable to administer the Amended and Restated Plan.

Performance-Based Awards.  The Amended and Restated Plan permits the Human Resources and Compensation Committee to specify that an award or portion thereof is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such award or portion thereof will be a measure based on one or more of the performance criteria described below, as selected by the Human Resources and Compensation Committee and specified at the time the award is granted. However, nothing in the Amended and Restated Plan would require that awards granted thereunder be designated to satisfy the requirements under Section 162(m) of the Code for “qualified performance-based compensation” and the Human Resources and Compensation Committee may in its discretion grant or amend awards that may not be deductible by the Company.
The performance criteria to be utilized under the Amended and Restated Plan consist of one or more of the following which may be stated as a percentage of another performance criteria, or a percentage of a prior period’s performance criteria, or used on an absolute, relative or adjusted basis to measure the performance of the Company (or one or more affiliates, subsidiaries, divisions, other operational units and/or business units, administrative departments, business segments, brands or product categories of the Company, or any combination of the foregoing), or may be measured relative to the performance of a selected group of other companies, or a published or special index that the Human Resources and Compensation Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices:

•	gross or net revenue;

•	earnings per share of Common Shares (basic or diluted and/or before or after taxes);

•	net income (before or after taxes) per share of Common Shares;

•	profit (before or after taxes);

•	net earnings (before or after taxes);

•	net income (before or after taxes);

•	operating income;

•
cash flow or cash conversion measures (including, without limitation, operating cash flow, free cash flow, discounted cash flow, cash flow in excess of cost of capital, days on hand, days sales outstanding or days payable outstanding), which may but are not required to be measured on a per-share basis;

•	earnings before or after one or more of the following: interest, taxes, depreciation and/or amortization (including, without limitation, EBIT or EBITDA);

•	gross or net sales;

•	share price (including, without limitation, growth measures or total stockholder return, which may but are not required to be measured relative to assets or peers);

•	financial return measures (including, without limitation, return on assets, net assets, capital, employed capital, invested capital, equity, investment or sales);

•	measures of economic value added or other “value creation” metrics;

•	cost reduction targets;

•	objective measures of customer satisfaction or customer retention;

•	customer growth;

•	objective measures of employee satisfaction or employee retention;

•	gross or net margin (including, without limitation, EBITDA margin);

•	gross or net profit;

•	gross or net profit growth;

•	gross or net revenue growth;

•	asset growth;

•	market share or competitive market metrics;

•	cost of capital, debt leverage year-end cash position or book value, which may but are not required to be measured on a per-share basis;

•	dividend yield;

•	expenses, expense ratio management or general and administrative expense savings;

•	same-store sales or same-stores sales growth;

•	system-wide sales or system-wide sales growth;

•	traffic or customer counts;

•	productivity ratios;

•	new product sales or timely completion of new product rollouts;

•	strategic objectives, development of new product lines and related revenue, sales and margin targets, franchisee growth and retention, menu design and growth, co-branding or international operations;

•	asset quality;

•	inventory control;

•	enterprise value;

•	timely launch of new facilities;

•	operating efficiency;

•	gross or net operating margin;

•	working capital;

•	license revenues;

•	royalty income;

•
specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other objective offsets and adjustments as may be established by the Committee in accordance with this Exhibit A;

•	reduction in operating expenses;

•	comparisons of continuing operations to other operations;

•
objective measures of personal targets, goals or completion of projects (including, without limitation, succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions, capital-raising transactions, or expansions of specific business operations or meeting divisional or project budgets); or

•	any combination of the foregoing.

Without giving effect to the Amended and Restated Plan, the performance criteria to be utilized under the 2012 Plan are the same as described above, except with respect to: (i) measures of economic value added or other “value creation” metrics; (ii) gross or net profit or profit growth; (iii) asset growth; (iv) cost of capital, debt leverage, year-end cash position or book value, which may but are not required to be measured on a per-share basis; (v) dividend yield; (vi) productivity ratios; (vii) timely completion of new product rollouts; (viii) strategic objectives, development of new product lines and related revenue, sales and margin targets, franchisee growth and retention, menu design and growth, co-branding or international operations; (ix) asset quality; (x) inventory control; (xi) enterprise value; (xii) timely launch of new facilities; (xiii) operating efficiency; (xiv) royalty income; (xv) comparisons of continuing operations to other operations; and (xvi) objective measures of personal targets, goals or completion of projects (including, without limitation, succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions, capital-raising transactions, or expansions of specific business operations or meeting divisional or project budgets), each of which were newly added pursuant to the Amended and Restated Plan.
Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code may be reduced on the basis of such further considerations as determined by the Human Resources and Compensation Committee in its sole discretion.
In addition, pursuant to the Amended and Restated Plan, the Human Resources and Compensation Committee may determine to adjust any of the performance criteria intended to satisfy the requirements of “qualified performance-based compensation” under Section 162(m) to exclude, or adjust to reflect, the impact of an event or occurrence that the Human Resources and Compensation Committee determines should be appropriately excluded or adjusted, including:

•
reorganizations, restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20 (or any successor pronouncement thereto), “Extraordinary and Unusual Items,” and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

•
acquisitions or divestitures (including, without limitation, items related to the business operations of any entity acquired by the Company during the Performance Period, the disposal of a business or segment of a business, or discontinued operations that do not qualify as a segment of a business under applicable accounting standards);

•	financing activities;

•	items that are either outside of the scope of the Company’s core, on-going business activities or not within the reasonable control of the Company’s management;

•	acquired in-process research and development;

•	major licensing or partnership arrangements;

•	unusual or extraordinary corporate transactions, events or developments;

•	a change in tax law, accounting standards required by generally accepted accounting principles or other accounting principles, or other laws or regulatory rules affecting reported results;

•	asset impairment charges;

•	amortization of acquired intangible assets;

•	litigation or claim judgments or settlements;

•	share-based compensation expense;

•	any stock dividend, stock split, reverse stock split, combination or exchange of stock during the Performance Period;

•	foreign exchange gains and losses; or

•	any other unusual or nonrecurring events (or any objectively determinable category thereof) or changes in applicable law.

Without giving effect to the Amended and Restated Plan, the permitted adjustments to the performance criteria under the 2012 Plan are the same as described above only with respect to (i) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year and (ii) a change in tax law or accounting standards required by generally accepted accounting principles. In addition, the adjustment under the 2012 Plan relating to an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management has been deleted under the Amended and Restated Plan.
Stock Options.  The Human Resources and Compensation Committee may grant options to purchase Common Shares that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of our Amended and Restated Plan, the exercise price of the options will not be less than the fair market value of the Company’s Common Shares at the time of grant. No incentive stock option may be granted to a 10% stockholder of the Company unless the exercise price is at least 110% of the fair market value at the time of grant. Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any optionee during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option. The maximum term of an option granted under the Amended and Restated Plan will be ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder of the Company). Upon exercise of an option, the optionee may be permitted to pay the exercise price (i) in cash or check, (ii) as permitted by the Human Resources and Compensation Committee, by delivery of instructions to a broker to sell the shares otherwise deliverable upon the exercise of the option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (iii) by such other method acceptable to the Human Resources Compensation Committee, including by delivery of shares owned by the optionee or issuable upon exercise of the option. Options shall be subject to such terms established by the Human Resources and Compensation Committee and reflected in the award agreement.
Stock Appreciation Rights.   The Human Resources and Compensation Committee may grant stock appreciation rights independently of or in connection with an option grant. The exercise price of any stock appreciation right may not be less than the fair market value of the Company’s Common Shares on the date of grant. Generally, each stock appreciation right will entitle the grantee to receive payment of an amount equal to the excess of the fair market value of a share of Company Common Shares on the date of exercise over the exercise price of the stock appreciation right. Payment shall be made in shares or cash as determined by the Human Resources and Compensation Committee. Stock appreciation rights shall be subject to such terms established by the Human Resources and Compensation Committee and reflected in the award agreement.
Restricted Stock.  The Human Resources and Compensation Committee may grant restricted stock under the Amended and Restated Plan. The Human Resources and Compensation Committee will determine, in the applicable award agreement, the restrictions on transferability, the vesting conditions, the right to vote, the right to receive dividends and such other terms for each grant of restricted stock.
Other Stock-Based Awards (Including Restricted Stock Units) and Cash-Based Awards.  The Human Resources and Compensation Committee may also grant other stock-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Shares, including, but not limited to, Common Shares awarded purely as a bonus and not subject to restrictions or conditions, Common Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, restricted stock units, stock equivalent units and awards valued by reference to book value of Common Shares. The Human Resources and Compensation Committee may also grant cash-based awards. The term, purchase price, vesting conditions and other terms and conditions of such awards will be determined by the Human Resources and Compensation Committee in the applicable award agreement.
Transferability. No award or other benefit payable under the Amended and Restated Plan shall be transferable in any manner except as otherwise specifically provided by law or permitted by the Human Resources and Compensation Committee.
Change in Control.  In the event of a “change in control” (as defined in the Amended and Restated Plan), the Human Resources and Compensation Committee may provide for the (1) assumption or continuation of any awards, whether or not then vested, (2) purchase of any awards by the Company of an affiliate thereof for cash, or (3) termination of an option, stock appreciation right or other stock-based award upon the consummation of the change in control, but only if the participant has been permitted to exercise such award during a specified period of time prior to the change in control. Furthermore, at any time the Human Resources and Compensation Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award.
No Repricing without Shareholder Approval. The Amended and Restated Plan prohibits the Board from repricing options or stock appreciation rights, or cashing out any such awards other than in connection with a change in control or certain changes in capital structure as described above, without first obtaining the approval of our Shareholders.
Amendment and Termination.  The Amended and Restated Plan may be amended, suspended or terminated by the Board at any time; provided, that any amendment, suspension or termination which impairs the rights of a participant is subject to such participant’s consent and; provided further, that certain material amendments are subject to shareholder approval as required by applicable law or stock exchange rules. No awards may be granted under the Amended and Restated Plan after July 12, 2022.
Certain Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the Amended and Restated Plan and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. The following is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.
Nonqualified Stock Options. If the award granted is a nonqualified stock option, no income is realized by the participant at the time of grant of the option, and no deduction is available to the Company at such time. At the time of exercise, ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the Common Shares on the date of exercise over the option exercise price, and the Company receives a tax deduction for the same amount. Upon the disposition of such shares, any difference between the participant’s tax basis in the Common Shares and the amount realized on disposition of the shares is treated as capital gain or loss.
Incentive Stock Options. If the award granted is an “incentive stock option” (as described in Section 422 of the Code), no income is realized by the participant upon grant or exercise of the option and no compensation deduction is available to the Company at such times. If the Common Shares purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the Common Shares, at long-term capital gains rates. If the Common Shares purchased pursuant to the incentive stock option is disposed of before the expiration of that period, any gain on the disposition, up to the excess of the fair market value of the Common Shares at the time of exercise over the option exercise price, is taxed at ordinary income rates as compensation paid to the participant, and the Company is entitled to a compensation deduction for an equivalent amount. Any amount realized on the disposition by the participant in excess of the fair market value of the Common Shares at the time of exercise is taxed at capital gains rates.
Stock Appreciation Rights. The participant realizes no income at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the stock appreciation right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Shares received by the participant, and the Company shall be entitled to a deduction of the same amount.
Restricted Stock Units. If the award granted is a restricted stock unit, the participant will not recognize any income for federal income tax purposes when restricted stock units are granted and no deduction is available to the Company at such time. When the restricted stock units vest and are settled, whether in shares or cash, ordinary income is realized by the participant in an amount equal to the fair market value of the shares of Common Shares delivered and any cash received. If the participant sells the shares of Common Shares delivered in respect of the restricted stock units, the participant generally will have a taxable capital gain (or loss). Because the participant will have recognized income when any stock was distributed, the amount of this gain (or loss) is the difference between the sale price and the fair market value of the stock on the date it was distributed.

Restricted Stock Awards.  In general, a participant will recognize ordinary income on receipt of an award of restricted stock when his or her rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of the Common Shares acquired exceeds the price the participant paid, if any, for such restricted stock. Recipients of restricted stock may, however, within 30 days of receiving an award of restricted stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an election under Section 83(b) of the Code (an “83(b) election”). If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference, if any, between the fair market value of the shares and the price paid for the shares, if any, at the time of the transfer of the restricted stock. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the restrictions applicable to the restricted stock lapse.
Section 162(m) of the Code. As described above, Section 162(m) generally denies a tax deduction to any publicly held corporation for certain compensation paid to the chief executive officer and the three most highly paid executive officers, other than the chief executive officer and the chief financial officer, of the corporation (collectively, the “covered employees”) in a taxable year to the extent that compensation to a covered employee exceeds $1.0 million. However, certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires, among other things, that (i) the compensation must be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a compensation committee comprised of two or more “outside directors,” (iii) the material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the shareholders, and (iv) the compensation committee of “outside directors” must certify that the performance goals have been met prior to payment.
 Section 162(m) of the Code contains a special rule for stock options and stock appreciation rights, which provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. In addition, if approved by our Shareholders, the Amended and Restated Plan will give the Human Resources and Compensation Committee the ability to grant other performance-based awards which are intended to qualify as “qualified performance-based compensation.”
Section 280G of the Code. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G of the Code, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the recipient.
Section 409A of the Code. Certain awards under the Amended and Restated Plan may be considered “non-qualified deferred compensation” for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to an additional income tax equal to 20% of the compensation required to be included in gross income, plus interest.
Anticipated Future Equity Awards
Except with respect to the annual grants to our non-employee directors, awards under the Amended and Restated Plan are subject to the discretion of the Human Resources and Compensation Committee, and the Human Resources and Compensation Committee has not made any determination with respect to future grants to any individuals under the Amended and Restated Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by participants, except for the annual non-employee director grants.
As described above under “Director Compensation”, pursuant to our director compensation program:

•
During 2014 each of our non-employee directors who was newly appointed or elected as a non-employee director received an initial restricted stock unit award equal in number to $100,000 divided by the fair market value of a Common Share on the grant date. The grant date for each such award was the date of the director’s election or appointment. Generally, each restricted share unit award vests on the first anniversary of the grant date, subject to the director’s continued service on the Board through the vesting date. On December 2, 2014, after consulting with the Board’s compensation consultant, the Board of Directors decided to no longer make these initial restricted stock unit awards to newly elected members of our Board of Directors.

•
Each year, on the date of the annual general meeting of Shareholders, each non-employee director, other than the Non-Executive Chairman of the Board, who is elected to the Board, receives a restricted stock unit award equal in number to $40,000 (increased to $50,000 beginning with the 2015 annual general meeting) divided by the fair market value of a Common Share on the grant date. The Non-Executive Chairman of the Board receives a restricted stock unit award equal in number to $105,000 (increased to $125,000 beginning with the 2015 annual general meeting) divided by the fair market value of a Common Share on the grant date. The grant date for each such award will generally be the date of the annual general meeting. Each restricted stock unit award will vest on the first anniversary of the grant date, subject to the director’s continued service on the Board through the vesting date.

By way of background, please see the "Compensation Discussion and Analysis" and related compensation tables for a discussion of our executive compensation philosophy and for information regarding equity awards to our NEOs in fiscal year 2014. In addition, the table below sets forth the estimated awards of all types to be made under the Amended and Restated Plan during the fiscal year ending January 3, 2016.

New Plan Benefits
Under Amended and Restated Plan
in 2015 Fiscal Year

Name	Dollar Value ($)	Number of Shares/Units Covered by Awards
Frederick J. Lynch, President and Chief Executive Officer	(1)	(1)
Mark J. Erceg, Executive Vice President and Chief Financial Officer	(1)	(1)
Lawrence P. Repar, Executive Vice President, Global Sales and Marketing and Chief Operating Officer	(1)	(1)
Glenwood E. Coulter, Jr., Executive Vice President, Global Operations and Europe	(1)	(1)
Robert E. Lewis Senior Vice President, General Counsel and Corporate Secretary	(1)	(1)
Executive Group	(1)	(1)
Non-Executive Director Group	475,000 (2)	(1)
Non-Executive Officer Employee Group	(1)	(1)

(1)	Not determinable at this time.

(2)
Assumes that each non-employee director other than the Chairman of the Board will receive an annual restricted stock unit award with a value of $50,000 and that the Chairman of the Board will receive an annual grant of $125,000 on the date of the annual general meeting.

Currently Available Shares and Outstanding Awards under the 2012 Plan

As of March 6, 2015, awards covering 1,078,918 Common Shares had been granted under the 2012 Plan since its adoption in 2012, and 961,180 of our Common Shares remained available for grants. The following table shows information regarding the grants of such awards among the persons and groups identified below.

Stock-Based Awards Previously Granted
Under the 2012 Plan
as of March 6, 2015

Name and Position	Number of Shares Underlying Performance-Vesting Restricted Stock Units	Number of Shares Underlying Time-Vesting Restricted Stock Units	Number of Shares Underlying Stock Appreciation Rights	Total of All Columns in Table # of Shares Covered
Frederick J. Lynch, President and Chief Executive Officer	107,561	64,332	72,000	243,893

Mark J. Erceg, Executive Vice President and Chief Financial Officer	23,976	21,069	15,500	60,545

Lawrence P. Repar, Executive Vice President, Global Sales and Marketing and Chief Operating Officer	24,932	24,651	15,500	65,083

Glenwood E. Coulter, Jr., Executive Vice President, Global Operations and Europe	12,238	11,477	10,700	34,415

Robert E. Lewis, Senior Vice President, General Counsel and Corporate Secretary	14,050	14,345	8,700	37,095

All Current Executive Officers as a Group	195,249	144,913	128,900	469,062

All Current Directors Who Are Not Executive Officers as a Group	-	7,421	-	7,421

Each Nominee for Election as a Director:

Robert J. Byrne, Chairman	-	2,024	-	2,024

Peter R. Dachowski	-	771	-	771

Jonathan F. Foster	-	771	-	771

Jody L. Bilney	-	771	-	771

George A. Lorch	-	771	-	771

Rick J. Mills	-	771	-	771

Francis M. Scricco	-	771	-	771

John C. Wills	-	771	-	771

All Employees, including all Current Officers who are not Executive Officers as a Group	109,365	135,530	98,329	343,224